CERTIFICATE OF MERGER

OF

MEDIAVEST, INC.
a New Jersey corporation

AND

MANDALAY MEDIA, INC.
a Delaware corporation

To the Secretary of State
of the State of New Jersey

Pursuant to the provisions of Section 14A:10-7 of the New Jersey Business Corporation Act, it is hereby certified that:

1. The names of the merging corporations are Mediavest, Inc. ("Mediavest"), which is a business corporation organized under the laws of the State of New Jersey, and Mandalay Media, Inc. ("Mandalay"), which is a business corporation organized under the laws of the State of Delaware.

2. Annexed hereto and made a part hereof is the Plan and Agreement of Merger ("Agreement of Merger") for merging Mediavest with and into Mandalay as approved by the Board of Directors of each of said corporations.

3. The number of shares of Mediavest which were entitled to vote at the time of the approval of the Agreement of Merger by its shareholders is 21,730,000 shares of common stock and 100,000 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”).

The shareholders entitled to vote of the aforesaid corporation approved the Agreement of Merger pursuant to a Written Consent of Shareholders to Action in Lieu of Meeting and the number of shares that represented such action is 14,300,000 shares of common stock and 100,000 shares of Series A Preferred Stock. The date of said action and approval was September 27, 2007.

4. The number of shares of Mandalay which were entitled to vote at the time of the approval of the Agreement of Merger by its sole shareholder is 100 shares of common stock, all of which are of one class.

The sole shareholder of Mandalay approved the Agreement of Merger pursuant to a Written Consent of Sole Shareholder to Action in Lieu of Meeting; and the number of shares represented by such action is 100. The date of said action and approval was September 27, 2007.

5. The applicable provisions of the laws of the jurisdiction of organization of Mandalay relating to the merger of Mediavest with and into Mandalay will have been complied with upon compliance with any of the filing and recording requirements thereof.

6. Mandalay will continue its existence as the surviving corporation under its present name pursuant to the provisions of the Delaware General Corporation Law.

7. The effective date of the merger herein provided for in the State of New Jersey shall be the filing date of this certificate of merger.

Executed on November 6, 2007	MEDIAVEST, INC.
a New Jersey corporation

	By:	/s/ James Lefkowitz
Name: James Lefkowitz
Title: President

Executed on November 6, 2007	MANDALAY MEDIA, INC.
a Delaware corporation

	By:	/s/ James Lefkowitz
Name: James Lefkowitz
Title: President